UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2026

M2I GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-229748	37-1904036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Doug Cole

M2i Global, In.

885 Tahoe Blvd.

Incline Village, NV 89451

(Address of principal executive offices) (zip code)

775-909-6000

Registrant’s telephone number, including area code

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 18, 2025, a lawsuit captioned James Bernet, Kelsey James, LLC and BCA Cares, LLC v. M2i Global, Inc. was filed in the District Court of Washoe County, Nevada against M2i Global, Inc. (the “Company”). The plaintiffs allege breach of contract, securities fraud, and related claims stemming from a 2022 consulting agreement and 2023 stock subscription agreements. The dispute primarily concerns the Company’s termination of the consulting agreement and the subsequent cancellation of certain shares of the Company’s common stock.

The Company recently became aware that the court entered a default judgment in the matter in December 2025. The judgment awarded the plaintiffs $18 million in damages and included declaratory relief that the plaintiffs have the right to an aggregate of 100 million shares of the Company’s common stock. The order provides that the money judgment may be satisfied through the issuance of shares consistent with such relief. The Company intends to file a motion to vacate the judgment and, if necessary, pursue an appeal. The Company cannot predict the outcome of this matter, and there can be no assurance that the judgment will be set aside or that the underlying litigation will be resolved on terms favorable to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2026

M2i Global, Inc.

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	Chief Executive Officer